Exhibit 99.1

Investor Contact:                                              Media Contact:
Kiley Fleming                                                  Karen Moss
(615) 855-5525                                                 (615) 855-5210

CONFERENCE CALL SCRIPT
March 18, 2002

Operator Opening Statement:
---------------------------
Good afternoon ladies and gentlemen, and thank you for participating in today's conference call with Dollar General Corporation. We would like to inform you that this call is being recorded by WorldCom Conferencing and CCBN. Federal law dictates that no other individual or entity will be allowed to record or rebroadcast this session without permission from the Company. After a prepared statement by the Company, we will open the conference call for questions from the audience.


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Larry Wilcher
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Good afternoon, and thank you for joining us. This is Larry Wilcher, General
Counsel and Corporate Secretary of Dollar General Corporation. With me on our conference call today are Cal Turner, Chairman and CEO; Don Shaffer, President and COO; and Jim Hagan, Executive Vice President and CFO; and Kiley Fleming, Director, Investor Relations.

Our comments this afternoon on our conference call will contain historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward looking statements.

The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information are those set out in our most recent Annual Report on Form 10-K and in the press release issued today.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

This afternoon, the Company announced financial results for 2001. In accordance with interpretations of the staff of the Securities and Exchange Commission and the normal procedures of the Company's auditors, the Company's financial statements for 2001 fiscal year will not be deemed to have been issued until the Company's Annual Report on Form 10-K is filed, and as a result, the Company's financial statements will necessarily remain subject to adjustment until such filing.

I now turn this call over to our Chief Financial Officer, Jim Hagan.

Jim Hagan
---------
Thank you Larry. Good afternoon everyone.

This afternoon we reported net income for the fourth quarter of 2001 of $97.4 million, or $0.29 per share, as compared against a net loss in the prior year of $32.2 million, or ($0.10) per share. The 2001 results include $10.1 million in professional fees related to the restatement of our financial results; the 2000 results include a $162 million expense for the settlement of the class action and derivative lawsuits filed against the Company. Excluding restatement-related items from both years, net income and earnings per share would have been $104.0 million and $0.31 per share in 2001 versus $66.8 million and $0.20 per share in 2000.

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Sales during the fourth quarter of 2001 were $1.59 billion versus $1.44 billion in the prior year, an increase of 10.0%. Please note that last years fourth quarter had an additional week because of the 53-week fiscal year. Same-store sales during the fourth quarter were up 6.5%.

The gross profit rate during the quarter was 29.98% versus 26.30% in the prior year, an improvement of 368 basis points. There are three principal factors contributing to the improvement in the gross profit rate. First, last year's figure was negatively impacted by the $21.5 million effect of the excess inventory markdown. Second, the Company's distribution and transportation costs as a percent to sales were significantly lower this year as compared to last year, and third, the Company's initial mark-up on product purchases was significantly higher in 2001's fourth quarter as compared to 2000.

S,G&A expenses in the fourth quarter of 2001 were $312.6 million, or 19.71% of sales, versus $262.6 million, or 18.22% of sales in the prior year. The 2001 results include $10.1 million in restatement-related expenses. Excluding those expenses, 2001 S,G&A expenses would have been $302.5 million, or 19.07% of sales. This year's S,G&A expense as a percent to sales is higher than last year's due principally to a higher provision for employee bonuses due to improved performance in 2001 and higher health insurance expenses.

Interest expense in the fourth quarter of 2001 was $10.8 million versus $9.8 million in the prior year.

For the full fiscal year 2001, we reported net income of $207.5 million, or $0.62 per share, as compared against net income and earnings per share in fiscal 2000 of $70.6 million and $0.21 per share. Those numbers include the impact of restatement-related items. In 2001, the Company recorded $28.4 million in restatement-related expenses. Excluding those expenses, 2001 net income and earnings per share would have been $225.5 million or $0.67 per share.

In 2000, the Company recorded a $162 million pre-tax expense for the settlement of the class action and derivative lawsuits filed against the Company. Excluding the $162 million expense, net income in 2000 would have been $169.6 million, or $0.51 per share. So, on an apples-to-apples basis excluding restatement related expenses, the Company recorded $0.67 in EPS in 2001 versus $0.51 in EPS in 2000 for an increase of approximately 33%.

Sales for the year were $5.32 billion, which represents a 17.0% total increase and a 7.3% same-store increase over the prior years results. Please note that the total sales increase of 17% is based on a 52-week year this year versus a 53-week year last year. The 7.3% same-store sales figure is based on 52-weeks both this year and last year.

The Company's gross profit rate for the year was 28.36% as compared to 27.49% in the prior year. There are two factors that contributed to the increase in the gross profit rate in 2000 both of which I mentioned while discussing fourth quarter results. First, the company increased its initial mark-up on inventory purchases in 2001 versus 2000. Departments that contributed to this improvement included: housewares, seasonal and men's and boys. Second, last year's figures

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included the effect of the excess inventory markdown, which reduced gross profit by $21.5 million.

S,G&A expense during 2001 was $1.14 billion, or 21.34% of sales, versus $934.9 million, or 20.54% of sales in 2000 for an increase of 80 basis points. The $28.4 million in restatement-related expenses incurred in 2001 accounted for 53 of the 80 basis point increase in S,G&A as a rate of sales. Store labor accounted for much of the remainder of the 80 basis point increase. I believe we mentioned during our conference call on January 14th that we allocated additional payroll dollars to the stores this year in an effort to improve store conditions. Excluding the restatement-related expenses, S,G&A expense would have been $1.11 billion, or 20.80% of sales.

Interest expense in 2001 was $45.8 million, or 0.86% of sales, versus $45.4 million, or 1.00% of sales in 2000. The Company's effective tax rate was 36.7% this year versus 35.0% last year. You may recall that 2000's effective tax rate was driven down by the $162 million litigation settlement expense which had a high marginal tax rate of 38.9% applied against it.

The Company opened 602 stores and closed 62 stores in 2001. We spent $125.4 million on capital expenditures in 2001 versus $216.6 million in 2000. Last year's cap-x number is higher than this year's due to construction costs for two new distribution centers and expenditures for new stores and relocations that were developed with the Company's funds last year.

Finally, the Company is working actively on a plan to refinance its credit facilities that come due in September of this year. We plan on completing the refinancing well in advance of the deadline, and though we are not at a point right now where we feel comfortable disclosing our progress made to date, we should have something to say about our plans in the not to distant future.

Now I'd like to turn the call over to our President and COO, Don Shaffer for the operational review.

Don Shaffer
-----------
Thanks Jim.

As the numbers illustrated, 2001 was a very productive year for Dollar General.

     o As Jim commented earlier, we achieved a 7.3 percent increase in same-store sales, primarily through stronger merchandise assortments, better inventory allocations, and improved store in-stocks.
     o We did open 602 stores including 57 stores in two new states and those new states were New Jersey and New York. We improved our average new store sales performance and reduced average capital investment per store.
     o In addition, we opened our seventh distribution center in Zanesville, Ohio in April. That facility now serves approximately 770 stores. We also increased the capacity of all our DCs through improved processes and increased productivity.

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     o    And, we improved retail inventory turns by 20 basis points to 3.2 turns, which is the highest level we've achieved in four years.

I think our performance in 2001 lays the foundation for our work in 2002. In 2002, we expect sales to increase 14-16 percent and earnings, excluding restatement-related expenses, to increase 13-15 percent. To support this plan, we will focus on four primary initiatives.

First, this year, we intend to build upon the investment we made in store labor in 2001. One of our most important and inclusive initiatives is the standardization of our key store work processes. These processes really include basic retail tasks such as ordering, unloading trucks, and merchandise stocking. We also plan to enhance our recruiting, hiring and training programs for field employees. Our goal is to improve the consistency of our store presentations, leading to an enhanced shopping experience for the customer and obviously repeat transactions. We believe this valuable investment in stores will drive increased same-store sales, position stronger new store performance, reduce store inventory shrink and increase inventory turns.

Another company initiative in 2002, and one we talked about at the January 14th meeting, is the move toward establishing perpetual inventories in all stores. Last year we established perpetual inventories in approximately 500 stores. We established effective training programs and created the systems required to maintain store level data meaning down to the SKU or item level. Using both sales and inventory item information, we can be more effective in purchasing and shipping products to those stores. This process should improve our in-stock position, resulting in increased sales and lower overall inventory levels, thus improving inventory turn as well as inventory shrink. As of March 15, we have established perpetual inventories in more than 875 stores. Clearly, the project is progressing quickly, and we expect to have all stores completed by the end of September, October 1 of 2002.

The third initiative is, last year, we identified $116 million in excess and aged inventory, mostly clothing, in our stores, and we reduced the cost of this inventory in the fourth quarter of 2000. We have developed a markdown program to address this inventory, and we do expect to sell through it in 2002. We believe the benefits of this program will increase sales, reduce inventory shrink, and improve inventory turns.

The fourth initiative is that this year, we intend to build upon the supply chain investments we have made and install JDA's Arthur merchandise planning program. This system should provide us with better planning, allocation and exception reporting tools to enable us to maximize the return on our inventory investment.

These are the operational priorities planned for 2002. In addition, we anticipate opening approximately 600 new stores, closing 60 to 80 stores, and remodeling or relocating approximately 100 stores. We also intend to continue to develop our merchandise mix, increasing our assortment of consumable basics and seasonal merchandise. We also plan to expand our assortment of perishable items, such as bread and milk, to more than 1,000 stores.

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I think to summarize this, these initiatives should help us increase revenues by
14-16 percent, increase same-store sales by 5-7 percent, and increase earnings from 13-15 percent in 2002.

As a reminder to you, we are hosting an analyst meeting here in Nashville next week, on March 26, when we will expand further upon these initiatives. If you would like to attend this meeting and have not registered, please call Kiley Fleming, our director of investor relations.

Before we begin our question and answer session, Larry has a few reminders for you.

Larry Wilcher
-------------
Thank you, Don. On January 14 of this year, we announced settlements of the securities class action and shareholder derivative litigation brought against us in connection with the restatement we announced on April 30, 2001. These settlements are subject to final court approval. Unfortunately, this means that because of the ongoing nature of the litigation and the SEC investigation, our ability to answer questions regarding certain topics is limited. These limitations apply to such topics as identifying individuals involved in the issues which resulted in the restatement, how these issues came to the Company's attention, the employment status of specific individuals, any remedial employment action taken by the Company, and the role of our former auditors in connection with the accounting issues which resulted in the restatement. In addition, it is the policy of the Company not to comment on personnel matters.

Operator, we're ready for the first question.

[Q & A Session]





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